EXHIBIT 5.1

Consent of Independent Auditor

We hereby consent to the incorporation in this Registration Statement on Form F-10/A (the “Registration Statement”) of QYOU Media Inc. of our report, dated April 30, 2022, on the consolidated statements of financial position as at December 31, 2021 and June 30, 2021, and the consolidated statements of loss and comprehensive loss, changes in shareholders' equity and cash flows for the six month period ended December 31, 2021 and the years ended June 30, 2021 and June 30, 2020, being filed with the United States Securities and Exchange Commission.

We also consent to the reference to us under the heading “Interest of Experts” in the prospectus contained in the Registration Statement.

/s/ MNP LLP

Chartered Professional Accountants

Licensed Public Accountants

Burlington, Ontario

July 7, 2022